Exhibit 99

Cecil Bancorp, Inc.

Communications Provided to Shareholders

In Connection with Distribution of Proxy Materials and Annual Report on Form 10-KSB

Forward-Looking Statements Cecil Bancorp makes forward-looking statements in the following “Textual Material Provided to Shareholders” that are subject to risks and uncertainties. These forward-looking statements include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits assessments of market risk; and statements of the ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by: management’s estimates and projections of future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters which, by their nature, are subject to significant uncertainties. Because of these uncertainties, Cecil Bancorp’s actual future results may differ materially from those indicated. In addition, the Company’s past results of operations do not necessarily indicate its future results.

TEXTUAL MATERIAL PROVIDED TO SHAREHOLDERS

On behalf of the directors and employees of Cecil Bancorp, Inc. we are proud to deliver to you, our shareholders, the 2006 Annual Report. We have enjoyed another tremendously successful year, experiencing growth in all areas of our endeavors.

As the leading locally owned institution, we continue to focus on serving the changing needs of our customers by offering new and innovative products, as well as being dedicated to enhancing existing products. There are plans to open two new branch sites during the upcoming year; Fair Hill in Cecil County, and Abingdon in Harford County.

2006 was a year of record earnings and considerable growth. This past year represented the sixth consecutive year that we have reached record earnings, closing the year with net income of over $2.7 million. It also marked the third straight year that asset growth exceeded 30%, with a total of $347 million, an increase of over $80 million over year-end 2005.

Our competitive pricing on deposits has led to an increase of our deposit base of 37% to $271 million. Our market share of deposits in Cecil County increased 2.61% to 19.26%, making us the only bank of the top six institutions serving Cecil County to show an increase in market share during 2006. We invested the majority of this increase in deposits in adjustable rate commercial loans, which generally reprice quickly. We produced record levels of loan originations and total loans grew 33% to $312 million.

The increase in loans, coupled with the continued increase in short term interest rates throughout the first half of 2006 led to record levels of interest income and net interest income of $21.6 million and $11.5 million, respectively.

During the year, our total stockholders’ equity increased by 11% to $24 million, which is another indicator of the strength of the Company. We continued to provide returns to shareholders with the payment of our regular cash dividend of $0.20 per share. We also declared and issued four 1% stock dividends throughout the year. In addition to the dividends, our diluted earnings per share increased 23% to a record $1.47 per share.

Throughout the past five years the value of the Company’s stock has increased 117%, which equates to an average of a 23% increase per year. This record has outperformed the Dow Jones Industrial Index, S & P 500 Index and the NASDAQ Composite Index during the same period.

We owe thanks to all of our directors, advisory board members, officers, employees, and the entire Cecil family. As we go forward, we will continue to emphasize the commitment to our mission of customer satisfaction and shareholder value. With your continued support, Cecil Bancorp will continue to grow and succeed.

Mary Beyer Halsey	Charles F. Sposato

President & C.E.O.	Chairman of the Board

Cecil Bancorp, Inc.	Cecil Bancorp, Inc.